Exhibit 10(b)-5

FIFTH AMENDMENT

OF

THE ETHAN ALLEN RETIREMENT SAVINGS PLAN

(As Amended and Restated

Effective as of January 1, 2001)

WHEREAS, Ethan Allen Inc. (the “Company”) maintains The Ethan Allen Retirement Savings Plan (the “Plan”); and

WHEREAS, it is now desirable to make certain clarifying changes to the Plan;

NOW, THEREFORE, the Plan is hereby amended in the following particulars, all effective as of January 1, 2002 by substituting the following for subsection 4.5 of the Plan:

“4.5. Rollover Contributions. A Participant or employee who meets the requirements of subsection 2.1 of the Plan, other than paragraph (a) thereof, may, in accordance with procedures approved by the Committee, make a Rollover Contribution (as defined below) to the Trustee of the Plan. The term ‘Rollover Contribution’ means:

(a)

a cash contribution to the Plan by the Participant of amounts distributed from an eligible plan (as defined below) or distributed from an individual retirement account and constituting a ‘rollover contribution’ as described in section 408(d)(3) of the Code and made within 60 days of receipt of such amount; or

(b)

a payment made to the Plan by another qualified plan described in section 401(a) of the Code as a direct rolIover (as contemplated by section 401(a)(31) of the Code) on behalf of and at the direction of the Participant, which payment shall be in cash; provided, however, that to the extent and under such circumstances as approved by the Committee, such payment may be made in assets other than cash, including, but not limited to, promissory notes evidencing outstanding loans to the Participant or employee under the other qualified plan, provided, in either case, such distributed or directly rolled over amounts are permitted to be rolled over to a qualified plan under the applicable provisions of the Code as then in effect. For purposes of this subsection 4.5 an ‘eligible plan’ shall mean a qualified plan described in section 401(a) or 403(a) of the Code, an annuity contract described in section 403(b) of the Code, an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, or an individual retirement account or annuity described in section 408(a) or 408(b) of the Code. The Committee may request from the Participant such documents as it considers necessary or desirable to establish that the Rollover Contribution satisfies the foregoing requirements. In addition, a plan qualified under section 401(a) of the Code and holding amounts for the benefit of a Participant or an employee may, with such individual ‘s consent and the consent of the Committee, transfer such amounts to the Plan, but only if such amounts are not subject to the provisions of section 401(a)(11) or 411(d)(6) of the Code. If an employee who is not otherwise a Participant makes a Rollover Contribution to the Plan or has amounts transferred to the Plan on his behalf, he shall be treated as a Participant only with respect to the amounts so contributed or transferred until he has met the requirements for Plan participation set forth in subsection 2.1.”

IN WITNESS WHEREOF, Ethan Allen Inc. has caused this amendment to be signed by its duly authorized officer this 7th day of June, 2004.

ETHAN ALLEN INC. By /s/ —————————————— Its: Vice President, Human Resources